RESIDENTIAL FUNDING MORTGAGE SECURITIES I, INC.
File No. 33-54227
ATTACHMENT TO FORM NT-10K


The Form 10-K was unable to be filed within the prescribed time period because the Independent
Auditors'  Report on the Uniform Single Attestation
Program for Mortgage Bankers (USAP), to be attached as
Exhibit 2, could not be completed in the prescribed time period. The USAP was delayed due to the need to address an event of noncompliance with minimum servicing standards that was reported as part of the USAP.